Exhibit 99.1

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MeadWestvaco Updates U.S. Pension Plan

Richmond, VA, October 30, 2006 – MeadWestvaco Corporation (NYSE: MWV) today announced it will update its U.S. defined benefit pension plan covering salaried and non-union hourly employees; some of the changes to the plan will take effect January 1, 2007. The company is adding a cash balance formula within its existing retirement plan, which will provide eligible employees with a lump sum distribution of vested pension plan benefits upon termination of employment. These changes are being made to provide employees with a more portable and flexible retirement program that grows at a stable and predictable rate.

According to the new cash balance formula, eligible employees will receive an annual contribution from the company at a specific percentage of eligible pay based on an employee’s combined age and years of service that grows at a guaranteed rate of interest until retirement or termination of employment. Beginning January 1, 2007, all new employees will accrue benefits under the new cash balance formula. Current employees will transition to the new cash balance formula on January 1, 2008, and those age 40 and over will have the option to remain in the current pension formula or transition to the new formula. The changes do not affect MeadWestvaco’s current U.S. retirees, former employees with vested benefits or employees who retire prior to December 31, 2007.

“MeadWestvaco has been listening to its employees and carefully researching retirement planning trends to determine the best possible defined benefit program,” said Linda V. Schreiner, senior vice president, MeadWestvaco. “As our company has changed over the years to focus more intently on developing innovative consumer packaging solutions, so in turn has our workforce. The implementation of this new cash balance formula provides more options to employees, while ensuring that MeadWestvaco continues to provide outstanding retirement benefits for our employees.”

MeadWestvaco will provide educational materials and training for employees over the next several months to answer all questions prior to the shift to the new cash balance formula taking effect in 2008. All benefits accrued under the current final average pay formula will not change.

About MeadWestvaco

MeadWestvaco is a global packaging company that delivers high-value packaging solutions and products to the world’s most recognized companies in the food and beverage, media and entertainment, personal care, home and garden, cosmetic and healthcare industries. The company also has market-leading positions in its Consumer & Office Products, Specialty Chemicals and Specialty Papers businesses. MeadWestvaco, with operations in more than 29 countries, has been selected for the Dow Jones Sustainability Indexes, and manages all of its forestlands in accordance with internationally recognized forest certification standards. For more information, please visit www.meadwestvaco.com.